EXHIBIT 14

ANGIODYNAMICS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors on May 21, 2004 and amended by the Board of
Directors on May 10, 2006.

Introduction

          This Code of Business Conduct and Ethics (“Code”) embodies the commitment of AngioDynamics, Inc. (the “Company”) to conduct our business in accordance with all applicable laws, rules and regulations, with honesty, and the highest ethical standards. All officers, employees and members of our Board of Directors are expected to adhere to those principles and procedures of this Code that apply to them. Section I of this Code shall be our code of ethics for Senior Financial Officers (as defined below) under Section 406 of the Sarbanes-Oxley Act of 2002 and related rules.

          The Code should be read in conjunction with our Company Handbook, which contains detailed rules and guidelines with which all Company employees are expected to comply, and the Compliance Plan and Code of Conduct for Interactions with Customers (the “Compliance Plan”).

SECTION I

A.      Compliance and Reporting

          Any employee or director who becomes aware of any existing or potential violation of this Code or any illegal or unethical behavior must promptly report as follows:

•

in the case of an alleged violation by directors, the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) or the Principal Accounting Officer (we refer to the CFO and the Principal Accounting Officer as “Senior Financial Officers”) to:

the Chairman of the Audit Committee of the Board of Directors;

•	in the case of an alleged violation by employees other than the CEO, CFO or Principal Accounting Officer to:

the CEO;

the CFO; or

the Chairman of the Audit Committee of the Board of Directors.

          The CEO, the Senior Financial Officers and the Chairman of the Audit Committee of the Board of Directors are “Appropriate Ethics Contacts”. Any officer, employee or director who is unsure whether a violation has occurred should promptly discuss the situation with an Appropriate Ethics Contact. All reports will be treated with confidentiality, and it is the Company’s policy not to allow any retaliation for reports made in good faith.

B.      Conflicts of Interest

          A “conflict of interest” occurs when an individual’s personal interest improperly interferes with the interests of the Company. Working for a competitor, customer or supplier at the same time as working for the Company will almost always be a conflict of interest. Of particular concern are conflicts of interest involving any management or other employees who have a significant role in the Company’s financial, reporting or internal controls. In particular, an employee or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person.

          Any officer, employee or director who is aware of any situation that is or could reasonably be expected to give rise to a conflict of interest must promptly discuss the matter with an Appropriate Ethics Contact.

C.      Public Disclosure

          Information in the Company’s public communications, including Securities and Exchange Commission (“SEC”) filings and communications with shareholders, must be full, fair, accurate, timely and understandable. The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in public communications and in reports and documents of the Company that are filed with or submitted to the SEC. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Controls and Procedures.

          The CEO and each Senior Financial Officer shall also promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

D.      Compliance with Laws, Rules and Regulations

          Compliance with all applicable governmental laws, rules and regulations is essential to conducting our business. Each officer, employee and director is expected to adhere to the standards and restrictions imposed by those laws, rules and regulations. The CEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee and the CEO any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

          Insider Trading

          It is both illegal and against Company policy for any employee or director who is aware of material nonpublic information relating to the Company, any of its customers, suppliers, service providers or other business partners, or any other company to buy or sell any securities of those issuers or to pass on the information to anyone else under circumstances that suggest the other person may buy or sell securities based on the information.

          Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee or director learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential risk to the Company or the individual. Violations of insider trading laws may be punishable by fines or imprisonment.

          To assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees’ trading in the Company’s securities. A copy of this policy has been distributed to every employee. Any officer, employee or director who is uncertain about the legal rules involving his or her purchase or sale of any Company securities or any other securities should consult with an Appropriate Ethics Contact before making any such purchase or sale.

E.      Accountability

          Employees and directors shall be held accountable for their adherence to this Code. Failure to observe the terms of this Code may result in disciplinary action, including termination of employment or removal from the Board of Directors. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for employees, directors and the Company.

SECTION II

A.      Corporate Opportunities

          Employees and directors are expected to advance the Company’s legitimate business interests when the opportunity to do so arises. Employees and directors may not take for themselves (or direct to a third party) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position to compete with the Company.

          The line between personal and Company benefits is often difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. If an employee or director has any questions that a personal use of Company property or services may not solely be for the benefit of the Company, he should discuss the matter with an Appropriate Ethics Contact.

B.      Confidentiality

          In carrying out the Company’s business, employees and directors often learn confidential or proprietary information about the Company, its customers, suppliers, business partners, or other third parties. Employees and directors must respect and support the confidentiality of such information, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided to the Company by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. Every employee and director is required to execute a confidentiality agreement when he or she begins his or her employment with the Company.

C.      Fair Dealing

          The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through illegal or unethical business practices. Stealing proprietary information, possessing or using trade secrets obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies, is prohibited.

          Each employee and director is expected to deal fairly with the Company’s service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

D.      Equal Employment Opportunity and Harassment

          Our personnel decisions are made on the basis of merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in our standard of conduct. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment. Employees who experience or observe work-related discrimination, harassment or similar problems are urged to promptly report them to an Appropriate Ethics Contact.

E.      Protection and Proper Use of Company Assets

          All officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted by an authorized supervisor.

F.      Payments to Government Personnel

          The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

          In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

G.      Use and Receipt of Gifts and Business Gratuities

          Certain laws and Company policies, including the Compliance Plan, limit the giving and receiving of gifts, payments and business gratuities. Giving or receiving gifts, meals, or entertainment in our internal and external business relationships is prohibited unless, in each instance, all of the following criteria are met:

•	Full adherence to the Compliance Plan and applicable Internal Revenue Service regulations;

•	Compliance with applicable law and generally accepted ethical standards, including the standards of the recipient’s employer, professional association or organization;

•	Bona fide business purpose; and

•	Reasonableness in value, settings conducive to the exchange of information, and subordination in time and focus to the bona fide business purpose.

SECTION III

WAIVERS OF THIS CODE

          The Company may waive certain provisions of this Code only when determined to be absolutely appropriate under the circumstances, but only to the extent permitted by law. Any officer, employee or director who believes that a waiver may be called for must seek the prior approval of an Appropriate Ethics Contact. Waivers for executive officers (including Senior Financial Officers) or directors of the Company may be made only by the Board of Directors or a committee of the Board. Waivers shall be disclosed as required under applicable SEC and Nasdaq rules.